Exhibit 3.5

State of Israel

Ministry of Justice – Israeli Corporations Authority

Registrar of Companies and Partnerships

CERTIFICATE OF COMPANY’S CHANGE OF NAME

This is to certify that the following company

CYBER-ARK SOFTWARE LTD. [Hebrew Name]

CYBER-ARK SOFTWARE LTD.

Company number 512291642

Has changed its name and from this day forwards will be named:

CYBERARK SOFTWARE LTD. [Hebrew Name]

CYBERARK SOFTWARE LTD.

Granted in Jerusalem on

July 17, 2014

[Hebrew date]

/Seal/

Derbabow Gette, Adv.

Israeli Corporations Authority

Registrar of Companies and Partnerships